EXHIBIT 99.1

FOR IMMEDIATE RELEASE - September 16, 2005
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Stockton, California

"Service 1st Bancorp Announces a Three (3) for Two (2) Stock Split"

September 16, 2005

The Board of Directors of Service 1st Bancorp declared a three for two stock split payable on October 18, 2005 to shareholders of record on September 29, 2005. Each shareholder entitled to the split will receive a stock certificate reflecting the amount of split shares rounded down to the nearest whole share with fractional shares paid in cash.

"The Bank has grown and prospered over the last three years and the Board felt it was appropriate to reward the shareholders with a stock split at this time" said Chairman John O. Brooks. "We appreciate the support and recognition we have received since our founding."

Service 1st Bancorp is a one bank holding company whose subsidiary, Service 1st Bank, was founded in November 1999 to serve small businesses, professionals, municipalities and private individuals. Service 1st Bank has two offices in Stockton and Tracy with a loan production office in Castro Valley.

Any inquiries may be directed to John Brooks at (209) 820-7953 or Bryan Hyzdu at
(209) 644-7807.


                             About Service 1st Bank

Service 1st Bank is a full service commercial bank, headquartered in Stockton, California, that specializes in delivering a complete menu of lending and deposit products to San Joaquin County businesses, professionals, and individuals. Since opening its doors in November 1999, the bank has concentrated on providing custom-crafted solutions to discerning clients who appreciate individual attention from experienced professionals. Visit www.service1stbank.com for additional information about Service 1st Bank.


                           Forward Looking Statements

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. This entire press release and the Company's periodic reports on Forms 10-KSB, 10-QSB and 8-K should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company's business as described in such reports.

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